   CPA & ASSOCIATES LLC

Edison Office: 1981 Lincoln Hwy, Edison, NJ 08817

Princeton Office: 225 Washington Rd, Princeton, NJ 08540

TEL: 732-398-8666 FAX: 732-902-6666

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Upright Assets Allocation Plus Fund and the use of our report dated December 15, 2022 on the financial statements and financial highlights of Upright Assets Allocation Plus Fund.   Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ JL CPA & ASSOCIATES LLC

Edison, NJ

January 23, 2023